EXHIBIT 5

                    ASSIGNMENT AND ASSUMPTION AGREEMENT
                    -----------------------------------



          Assignment and Assumption Agreement, dated as of January 19, 2000 (this "Agreement"), by and between Forstmann Little & Co. Equity
Partnership-VI, L.P., a Delaware limited partnership (the "Assignor"), and FL Fund, L.P., a Delaware limited partnership (the "Assignee").

          WHEREAS, pursuant to the Stock Purchase Agreement, dated as of December 7, 1999 (the "Stock Purchase Agreement"), among the Assignor, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., a Delaware limited partnership ("MBO-VII"), and NEXTLINK Communications, Inc., a Delaware corporation ("NEXTLINK"), the Assignor and MBO-VII have collectively agreed to purchase 265,625 shares of Series D Convertible Participating Preferred Stock of NEXTLINK (the "Series D Preferred") for an aggregate purchase price of $265,625,000 and to purchase 584,375 shares of Series C Cumulative Convertible Participating Preferred Stock of NEXTLINK for an aggregate purchase price of $584,375,000;

          WHEREAS, pursuant to section 8.6 of the Stock Purchase Agreement, the Assignor is permitted to assign its rights and obligations under the Stock Purchase Agreement to an Affiliate (as defined in the Stock Purchase Agreement) of the Assignor;

          WHEREAS, the Assignee is an Affiliate of the Assignor;

          WHEREAS, the Assignor wishes to assign, and the Assignee wishes to assume, the Assignor's rights and obligations under the Stock Purchase Agreement relating to the purchase of 550 shares of Series D Preferred in accordance with the terms of the Stock Purchase Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows (all terms used herein and not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement):

          1. Assignment. The Assignor hereby expressly assigns to the Assignee the Assignor's right under the Stock Purchase Agreement relating to the purchase of 550 shares of Series D Preferred in accordance with the terms of the Stock Purchase Agreement; provided that in no event shall such assignment release the Assignor from its obligations and liabilities under the Stock Purchase Agreement.

          2. Assumption. The Assignee hereby expressly assumes all of the Assignor's rights under the Stock Purchase Agreement relating to the purchase of 550 shares of Series D Preferred in accordance with the terms of the Stock Purchase Agreement; provided that in no event shall such assumption release the Assignor from its obligations and liabilities under the Stock Purchase Agreement. The Assignee hereby represents and warrants to NEXTLINK, as of the date hereof and as of the date of the Closing, the representations and warranties made by the Assignor and MBO-VII to NEXTLINK pursuant to Article III of the Stock Purchase Agreement, which representations and warranties are incorporated herein by reference.

          3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          4. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the above, NEXTLINK shall be a third party beneficiary of this Agreement.

          5. Amendment and Modifications. This Agreement may be amended, modified or supplemented only by the written agreement of the party against whom enforcement of such amendment, modification or supplement is sought.

          6. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

          7. Headings; Counterparts. The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, the parties have executed this Assignment and
Assumption Agreement as of the date first above written.



                                FORSTMANN LITTLE & CO. EQUITY
                                PARTNERSHIP-VI, L.P.

                                By:  FLC XXXII Partnership, L.P.
                                     its general partner

                                By: /s/ Winston W. Hutchins
                                   ---------------------------------
                                    Winston W. Hutchins,
                                    a general partner



                                FL FUND, L.P.

                                By: FLC XXXI Partnership, L.P.
                                    its general partner

                                    By:  FLC XXIX Partnership, L.P.
                                         a general partner

                                    By: /s/ Winston W. Hutchins
                                       -----------------------------
                                       Winston W. Hutchins,
                                       a general partner